May 10, 2006

Combined Opinion and Consent

Royal Capital Management, Inc.
325 Flower Lane
Morganville, New Jersey 07751

RE: ROYAL CAPITAL MANAGEMENT, INC.

Gentlemen:

You have requested our opinion, as counsel for Royal Capital Management, Inc., a New Jersey corporation (the "Company"), in connection with the registration statement on Form SB-2 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 16,000,000 shares of the Company's common stock, $0.0001 par value, and 2,331,410 shares sold by enumerated selling shareholders.

We have examined such records and documents and made such examinations of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock to be offered pursuant to the Registration Statement and sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of New Jersey of the United States. This opinion opines upon New Jersey law including the statutory provisions, all applicable provisions of the New Jersey Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By: /s/ Anslow & Jaclin, LLP
                              ANSLOW & JACLIN, LLP



      195 Route 9 South, Suite 204, Manalapan, New Jersey 07726 Tel: (732)
                          409-1212 Fax: (732) 577-1188